Exhibit 99.1

News Release

Wabtec Reports Record Results For 2012; Issues 2013 Earnings Guidance Of About $5.85

WILMERDING, PA, February 19, 2013 – Wabtec Corporation (NYSE: WAB) today reported record results for its 2012 fourth quarter and full-year, including the following highlights:

•

In the fourth quarter, earnings per diluted share were a record $1.34, 40 percent higher than the year-ago quarter. Sales increased to a record $610 million, driven by higher sales in the company’s Transit Group.

•	Income from operations in the fourth quarter was $101 million, or 16.5% of sales, compared to $73 million, or 13.6% of sales in the year-ago fourth quarter.

•

For the full year, Wabtec had sales of $2.4 billion and earnings per diluted share of $5.19, both records. For the full year, the company generated cash flow from operations of $237 million, or 9.9 percent of sales.

•	At year-end, the company had cash of $216 million and debt of $317 million.

•	During the fourth quarter, Wabtec repurchased 231,100 shares of its common stock for about $19 million. During 2012, the company repurchased 607,400 shares for about $47 million.

Also today, Wabtec issued 2013 guidance for earnings per diluted share of about $5.85, with revenues expected to increase 8-10 percent for the year.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “The company’s performance in 2012 was strong, and we are anticipating another record year in 2013. The freight rail and passenger transit markets remain compelling, as countries around the world continue to make investments to improve and expand their transportation infrastructure. With our diversified business model, balanced growth strategies and rigorous application of the Wabtec Performance System, we are confident in the company’s long-term growth prospects.”

Wabtec (www.wabtec.com) is a global provider of technology-based products and services for rail and industrial markets. This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen via webcast, go to www.wabtec.com and click on “Webcasts” in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Fourth Quarter 2012	Fourth Quarter 2011	For the Year Ended 2012	For the Year Ended 2011

Net sales	$610,400	$534,639	$2,391,122	$1,967,637
Cost of sales	(429,920)	(387,305)	(1,696,555)	(1,397,213)

Gross profit	180,480	147,334	694,567	570,424
Gross profit as a % of Net Sales	29.6%	27.6%	29.0%	29.0%

Selling, general and administrative expenses	(64,774)	(61,099)	(245,709)	(247,534)
Engineering expenses	(10,260)	(9,279)	(41,307)	(37,193)
Amortization expense	(4,984)	(4,447)	(15,272)	(14,996)

Total operating expenses	(80,018)	(74,825)	(302,288)	(299,723)
Operating expenses as a % of Net Sales	13.1%	14.0%	12.6%	15.2%

Income from operations	100,462	72,509	392,279	270,701
Income from operations as a % of Net Sales	16.5%	13.6%	16.4%	13.8%

Interest (expense) income, net	(3,948)	(3,766)	(14,251)	(15,007)
Other income (expense), net	614	1,099	(670)	(380)

Income from operations before income taxes	97,128	69,842	377,358	255,314

Income tax expense	(32,363)	(23,579)	(125,626)	(85,165)

Effective tax rate	33.3%	33.8%	33.3%	33.4%

Net income attributable to Wabtec shareholders	$64,765	$46,263	$251,732	$170,149

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$1.35	$0.96	$5.24	$3.54

Diluted
Net income attributable to Wabtec shareholders	$1.34	$0.96	$5.19	$3.51

Weighted average shares outstanding
Basic	47,577	47,690	47,734	47,820

Diluted	48,341	48,268	48,371	48,329

Sales by Segment
Freight Group	$342,258	$349,330	$1,501,911	$1,210,059
Transit Group	268,142	185,309	$889,211	$757,578

Total	$610,400	$534,639	$2,391,122	$1,967,637